EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Limited-Term Government Funds of our report dated February 27, 2026, relating to the financial statements and financial highlights of Nomura Limited-Term Diversified Income Fund, which appears in Delaware Group Limited-Term Government Funds’ Certified Shareholder Report on Form N-CSR for the year ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 29, 2026